Filed Pursuant To Rule 433

Registration No. 333-248099

April 19, 2021

Fact Sheet SPDR® Gold Shares GLD Gold As of 03/31/2021 Objective Total Return (As of 03/31/2021) The investment objective of the Trust is for SPDR® Gold Shares NAV Market Value LBMA Gold (GLD®) to reflect the performance of the price of gold bullion, (%) (%) Price PM(%) less the Trust’s expenses. Cumulative     QTD -10.67 -10.32 -10.41 YTD -10.67 -10.32 -10.41 Fund Information Annualized     Inception Date 11/18/2004 1 Year 4.68 8.04 5.10 Intraday NAV Ticker GLDIV 3 Year 8.06 8.33 8.49 Index Ticker N/A 5 Year 6.03 6.34 6.45 10 Year 1.22 1.35 1.63 The Price of Gold Gross Expense Ratio (%) 0.40 The spot price for gold bullion is determined by market forces Performance quoted represents past performance, which is no guarantee in the 24-hour global over-the-counter (OTC) market for gold. of future results. Investment return and principal value will fluctuate, so you may have a gain or loss when shares are sold. Current performance The OTC market accounts for most global gold trading, and may be higher or lower than that quoted. Visit ssga.com for most recent prices quoted reflect the information available to the market at month-end performance. The market price used to calculate the Market Value return is the midpoint any given time. The price, holdings, and net asset value of the between the highest bid and the lowest er on the exchange on which the Gold Shares, as well as market data for the overall gold bullion shares of the Fund are listed for trading, as of the time that the Fund’s NAV is calculated. If you trade your shares at another time, your return may differ. market, can be tracked daily at spdrgoldshares.com. ective March 20, 2015, the SPDR Gold Trust (GLD) adopted the LBMA Gold Price PM as the reference benchmark price of gold in calculating the Net Asset Value (NAV) of the Trust. Prior to that date, the Trust used the London PM Fix as the reference benchmark price in calculating the NAV. The gross expense ratio is the Trust’s annual operating expense ratio. See the Trust’s most recent prospectus for a definition of Trust expenses.

Advantages Key Facts Easily Accessible Listed on the NYSE Arca. Ticker Symbol GLD Secure The Gold Shares represent fractional, undivided CUSIP 78463V107 interests in the Trust, the sole assets of which are physical gold bullion and, from time to time, cash. Exchange NYSE ARCA EXCHANGE Transparent There exists a 24-hour global over-the-counter Short Sale Eligible Yes market for gold bullion, which provides readily Margin Eligible Yes available market data. The price, holdings and net asset value of the Gold Shares, as well as market data for the overall gold bullion market, can be tracked daily at spdrgoldshares.com. Cost Effective For many investors, the transaction costs related Management to the Shares are expected to be lower than the costs associated with the purchase, storage and Sponsor World Gold Trust Services, LLC insurance of physical gold. Gold Custodian HSBC Bank plc Liquid Structure allows for baskets to be created and redeemed according to market demand, creating Trustee BNY Mellon Asset Servicing, a liquidity. division of The Bank of New York Mellon Flexible Gold Shares are listed on the NYSE Arca (Ticker: GLD) and trade the same way ordinary stocks do. It Marketing Agent State Street Global Advisors is possible to buy or sell Gold Shares continuously Funds Distributors, LLC throughout the trading day on the exchange at prices established by the market. Additionally, it is possible to place market, limit and stop-loss orders for Gold Shares. ssga.com/etfs* significant risk and is not appropriate for investment risk and will fluctuate in market financial products are not sponsored, all investors. value. The value of GLD shares relates directly endorsed, sold or promoted by SPDJI, Dow Important Information Relating to GLD: to the value of the gold held by GLD (less its Jones, S&P, their respective affliates and third GLD has filed a registration statement expenses), and fluctuations in the price of party licensors and none of such parties make State Street Global Advisors (including a prospectus) with the gold could materially and adversely affect an any representation regarding the advisability One Iron Street, Boston MA 02210 Securities and Exchange Commission investment in the shares. The price received of investing in such product(s) nor do they have T: +1 866 787 2257 (“SEC”) for the offering to which this upon the sale of the shares, which trade at any liability in relation thereto. communication relates. Before you market price, may be more or less than the Distributor State Street Global Advisors invest, you should read the prospectus value of the gold represented by them. GLD Funds Distributors, LLC, member FINRA, SIPC, Important risk information in that registration statement and other does not generate any income, and as GLD an indirect wholly owned subsidiary of State Investing involves risk, and you could lose documents GLD has filed with the SEC regularly sells gold to pay for its ongoing Street Corporation. References to State Street money on an investment in SPDR® Gold Trust for more complete information about expenses, the amount of gold represented may include State Street Corporation and its (“GLD®” or “GLD”). GLD and this. Please see the by each Share will decline over time to affliates. Certain State Street affliates provide ETFs trade like stocks, are subject to GLD prospectus for a detailed discussion that extent. services and receive fees from the SPDR ETFs. investment risk, fluctuate in market value and of the risks of investing in GLD shares. The World Gold Council name and logo are For more information, may trade at prices above or below the ETFs’ When distributed electronically, the GLD a registered trademark and used with the please contact the net asset value. Brokerage commissions and prospectus is available by clicking here. permission of the World Gold Council pursuant Marketing Agent for ETF expenses will reduce returns. You may get these documents for free to a license agreement. The World Gold Council GLD: State Street Commodities and commodity-index by visiting EDGAR on the SEC website at is not responsible for the content of, and is sec.gov or by visiting spdrgoldshares. not liable for the use of or reliance on, this Global Advisors Funds linked securities may be affected by changes com. Alternatively, GLD or any authorized material. World Gold Council is an affliate of Distributors, LLC, One in overall market movements, changes in participant will arrange to send you the GLD’s sponsor. interest rates, and other factors such as Iron Street, Boston, MA, prospectus if you request it by calling GLD® is a registered trademark of World Gold 02210; T: +1 866 320 4053 weather, disease, embargoes, or political and 866.320.4053. Trust Services, LLC used with the permission regulatory developments, as well as trading GLD is not an investment company registered of World Gold Trust Services, LLC. spdrgoldshares.com activity of speculators and arbitrageurs in the under the Investment Company Act of Standard & Poor’s®, S&P® and SPDR® are underlying commodities. 1940 (the “1940 Act”) and is not subject to registered trademarks of Standard & Poor’s Not FDIC Insured Frequent trading of ETFs could significantly regulation under the Commodity Exchange Act Financial Services LLC (S&P); Dow Jones No Bank Guarantee increase commissions and other costs such of 1936 (the “CEA”). As a result, shareholders is a registered trademark of Dow Jones May Lose Value that they may set any savings from low of GLD do not have the protections associated Trademark Holdings LLC (Dow Jones); and fees or costs. with ownership of shares in an investment these trademarks have been licensed for use Tracking Number: 3392215.1.2.AM.RTL Diversification does not ensure a profit or company registered under the 1940 Act or the by S&P Dow Jones Indices LLC (SPDJI) and Expiration Date: 07/31/2021 guarantee against loss. protections orded by the CEA. sublicensed for certain purposes by State ETF-GLD 20210407/13:14 Investing in commodities entails GLD shares trade like stocks, are subject to Street Corporation. State Street Corporation’s

SPDR® GOLD TRUST has filed a registration statement (including a prospectus) with the SEC for the offering to which this communication relates. Before you invest, you should read the prospectus in that registration statement and other documents the issuer has filed with the SEC for more complete information about the Trust and this offering. You may get these documents for free by visiting EDGAR on the SEC Web site at www.sec.gov. Alternatively, the Trust or any Authorized Participant will arrange to send you the prospectus if you request it by calling toll free at 1-866-320-4053 or contacting State Street Global Advisors Funds Distributors, LLC, One Lincoln Street, Attn: SPDR® Gold Shares, 30th Floor, Boston, MA 02111.